UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2015, Scientific Games Corporation (the “Company”) entered into an amendment agreement with Gavin Isaacs, President and Chief Executive Officer of the Company. The amendment extends Mr. Isaacs’ employment agreement, dated as of June 9, 2014, by extending the term of employment by an additional year to June 2018. Except for the extension, the terms of Mr. Isaacs’ employment agreement remain unchanged. The extension was in recognition of the successful attainment of key business objectives, including integration milestones, over the past 16 months.

Item 8.01.                                        Other Events.

On October 29, 2015, the Company also entered into an amendment agreement with Richard Haddrill, Executive Vice Chairman of the Board, to amend Mr. Haddrill’s employment agreement, dated as of December 8, 2014.

The amendment to Mr. Haddrill’s agreement was entered into in light of the successful achievement of certain of the Company’s integration and synergy-related goals that Mr. Haddrill was supporting. Additionally, the amendment reflects a shift in Mr. Haddrill’s responsibilities to increase his focus on the Company’s business development priorities and special strategic projects assigned to him by Mr. Isaacs and the Board. It is envisioned that these responsibilities will include providing support to Mr. Isaacs in the areas of key account endeavors, organizational development, and the implementation of special strategic and operational projects in support of the Company’s near-term business development initiatives and long-term goals.

This amendment is intended to provide Mr. Haddrill with appropriate bonus and equity compensation and other incentives tied to the achievement of Mr. Haddrill’s responsibilities under his amended agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: November 2, 2015	By:	/s/ Scott D. Schweinfurth
		Name:	Scott D. Schweinfurth
		Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary